Exhibit 10.3

TRANSITION SERVICES AGREEMENT

between

AUTOMATIC DATA PROCESSING, INC.

and

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Dated as of                     , 2007

-i-

Page
6.16 Force Majeure	17
6.17 Independent Contractors	17
6.18 Employees	17
6.19 Further Assurances	17

Service Schedules

1	Infrastructure
2	System Interfaces
3	Oracle Financials
4	Accounts Payable
5	Shared Services
6	India Services
7	Canada Services
8	Corporate Development and Investor Relations Services
9	Miscellaneous

-ii-

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of                     , 2007, between Automatic Data Processing, Inc., a Delaware corporation (“ADP”), and Broadridge Financial Solutions, Inc., a Delaware corporation (“Broadridge”). ADP and Broadridge shall be separately referred to herein as a “Party” and together as the “Parties.”

WHEREAS, the Board of Directors of ADP has determined that it is in the best interests of ADP to separate the “Broadridge Business” (as defined below) and the “ADP Business” (as defined below) into two independent public companies (the “Separation”), in order to provide greater flexibility for the management, capital requirements and growth of the Broadridge Business and to allow ADP to focus its time and resources on the development and growth of the ADP Business;

WHEREAS, ADP and Broadridge have entered into a Separation and Distribution Agreement, dated as of the date hereof (as the same may be amended, supplemented, restated and/or modified from time to time, the “Separation Agreement”), in order to carry out, effect and consummate the Separation (including the distribution, by dividend, to ADP stockholders of the capital stock of Broadridge, as more fully defined and described in the Separation Agreement (the “Distribution”));

WHEREAS, the Separation Agreement requires that Broadridge and ADP enter into this Agreement to properly document the transitional services to be provided by ADP and/or “Third Party Service Providers” (as defined below) to Broadridge (and the other “Service Recipients”, as defined below).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein and in the Separation Agreement, and intending to be legally bound hereby, ADP and Broadridge agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For all purposes of this Agreement:

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“ADP” has the meaning assigned to such term in the Preamble hereto.

“ADP Business” means all businesses and operations of the ADP Group, other than the Broadridge Business.

“ADP Group” means ADP and each of its Affiliates and Subsidiaries, and any corporation or other entity that may become part of such Group from time to time, other than the Broadridge Group.

“Ancillary Agreements” means the Employee Matters Agreement, the Intellectual Property Transfer Agreement, the Data Center Outsourcing Services Agreement and the Tax Allocation Agreement.

“Affiliate” means all entities that directly or indirectly control, are controlled by or are under common with a Party after giving effect to the Distribution. For this purpose, one entity “controls” another entity if it has the power to direct the management and policies of the other entity (for example, through the ownership of voting securities or other equity interest).

“Agreement” has the meaning assigned to such term in the Preamble hereto.

“Broadridge Business” means all of the ADP Brokerage Services’ and Securities Clearing and Outsourcing Services’ businesses and operations as at the Distribution, as more fully described in ADP’s Form 10K for the fiscal year ended June 30, 2006.

“Broadridge Group” means Broadridge and each of its Subsidiaries and Affiliates and any corporation or other entity that may become part of such Group from time to time.

“Business” means the Broadridge Business and/or the ADP Business, as the context requires.

“Business Day(s)” means any day other than a Saturday, Sunday or national holiday.

“Companies” means all direct and indirect subsidiaries of ADP except for any such subsidiaries that are to be included within or owned by Broadridge as part of the Separation.

“Data Center Outsourcing Services Agreement” means the Data Center Outsourcing Services Agreement, to be entered into by and between ADP, Inc. and Broadridge, substantially in the form attached to the Separation Agreement, with such changes as may be agreed to by such parties and ADP.

“Dispute Escalation Notice” has the meaning assigned to such term in Section 6.2.

“Distribution” has the meaning assigned to such term in the Recitals hereto.

“Distribution Date” means the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of ADP in its sole and absolute discretion.

“Effective Time” means the time at which the Distribution occurs on the Distribution Date.

“Employee Matters Agreement” means the employee matters agreement to be entered into by and between ADP and Broadridge, substantially in the form attached to the Separation Agreement, with such changes as may be agreed to by the Parties.

“Fees” has the meaning assigned to such term in Section 2.2(b).

“Force Majeure” has the meaning assigned to such term in Section 6.16.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority.

“Group” means the ADP Group and/or the Broadridge Group, as the context requires.

“Indemnified Party” has the meaning assigned to such term in Section 5.1.

“Indemnifying Party” has the meaning assigned to such term in Section 5.1.

“Information” means all information of either the ADP Group or the Broadridge Group, as the context requires, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Intellectual Property Transfer Agreement” means the intellectual property transfer agreement to be entered into between ADP and Broadridge, substantially in the form attached to the Separation Agreement, with such changes as may be agreed to by the Parties.

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“Losses” has the meaning assigned to such term in Section 5.1.

“Notice” has the meaning assigned to such term in Section 6.2(c).

“Parties” has the meaning assigned to such term in the Preamble hereto.

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Separation” has the meaning assigned to such term in the Recitals hereto.

“Separation Agreement” has the meaning assigned to such term in the Recitals hereto.

“Service Recipient” means Broadridge, its Affiliates, permitted assignees under the Separation Agreement and all legal entities owned by Broadridge immediately after the Distribution.

“Services” has the meaning assigned to such term in Section 2.1(a).

“Service Schedule” has the meaning assigned to such term in Section 2.1(a).

“Subsidiary” means, with respect to any Person, any other Person of which a Person (either alone or through or together with any other Subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax Allocation Agreement” means the tax allocation agreement to be entered into by and between ADP and Broadridge, substantially in the form attached to the Separation Agreement, with such changes as may be agreed to by the Parties.

“Term” has the meaning assigned to such term in Section 3.1(a).

“Third Party Service Providers” shall mean third parties which are or will be engaged by ADP or its Affiliates to assist in the delivery of its obligations under this Agreement.

“Transition” means the transition of the Services from ADP or a Third Party Service Provider to Broadridge and/or its Affiliates or Broadridge’s own third party service providers.

1.2 General Interpretive Principles. (i) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (ii) the words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph and schedule are references to the Articles, Sections, paragraphs and schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified and (iv) any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

ARTICLE II

SERVICES

2.1 ADP Services.

(a) The term “Services” shall mean and refer solely to those services listed on Schedules 1 through 8 hereto (each a “Service Schedule”), that are necessary (i) for the uninterrupted and continued operations of the Broadridge Business after the Distribution Date in substantially the same manner as the Broadridge Business was conducted and operated immediately prior to the Distribution Date or (ii) to aid Broadridge in the Transition.

(b) Commencing on the Distribution Date and continuing throughout the Term, ADP agrees to provide through the ADP Group and Third Party Service Providers, subject to changes in applicable Law, the Services in accordance with the Service Schedules, it being understood by the Parties that (except as otherwise set forth in the Service Schedules) the Services shall be provided: (i) only to the extent that services of similar kind were provided by the ADP Group or Third Party Service Providers to the Broadridge Business prior to the Distribution Date; and (ii) consistent with this Agreement and in substantially the same manner (including, without limitation, as to level, quality and timeliness) as they had been provided to the Broadridge Business by the ADP Group and Third Party Service Providers on or prior to the Distribution Date.

(c) To the extent that any of the assets required to provide any Services have become the property of Broadridge pursuant to the Separation, Broadridge hereby grants ADP a limited, non-exclusive license to use such assets, for a period not to exceed the Term, for the purpose of providing such Services and aiding the Transition on the terms and subject to the conditions set forth in this Agreement.

(d) Broadridge and ADP shall use their commercially reasonable efforts to complete the Transition (including without limitation, in the case of Broadridge, identifying and recruiting applicable new personnel) as soon as practicable and in no event later then the expiration of the Term and shall commit and provide sufficient and appropriate resources to timely complete the Transition. ADP shall also use its best efforts to assist Broadridge in obtaining licenses and/or consents with or from any of ADP’s current vendors or service providers who are providing services, products or licenses to Broadridge or its Affiliates, or to ADP for the benefit of Broadridge or its Affiliates, prior to the Distribution Date; provided that in no event shall such assistance by ADP require or be deemed to require ADP to incur any additional costs or make any additional payments to any such vendors or service providers.

(e) Except with respect to ADP’s applicable efforts obligations under Section 2.1(d) above, Broadridge acknowledges and agrees that ADP has no obligation to obtain licenses or consents with any vendor or service provider in connection with the Services and that any failure by ADP to obtain any such license or consent will not constitute a breach of this Agreement or the negligence or willful misconduct of ADP; provided that failure to obtain any such license or consent shall not relieve ADP of its obligations to provide the Services set forth herein.

(f) Unless specifically set forth elsewhere herein to the contrary, this Agreement does not apply to the services to be provided by ADP (or any of its subsidiaries) to Broadridge (or any of its subsidiaries) pursuant to any Ancillary Agreements.

(g) If, after the execution of this Agreement, the Parties reasonably determine that a service (i) that was provided by the ADP Group or a Third Party Service Provider to the Broadridge Business prior to the Distribution Date and (ii) is reasonably necessary to the conduct of the Broadridge Business after the Distribution Date, was unintentionally omitted from the Service Schedules, then ADP shall provide such additional service to the Service Recipients (with such service becoming a Service for purposes of this Agreement) and a Service Schedule shall be created for such Service, it being agreed by the Parties that the charges for such additional Services shall be their actual cost to ADP (unless the exception contained in Section 2.2(b), regarding countries other than the United States, applies).

(h) Broadridge and ADP hereby agree that ADP is under no obligation to enter into any engagements with new Third Party Service Providers in connection with this Agreement unless (i) ADP is entering into such new engagements with respect to its own internal business or in its ordinary course of business and (ii) Broadridge is not able to engage its own third party service providers with respect to the same subject matter within the applicable timing needs of Broadridge. The Parties shall use their commercially reasonable efforts to transition Broadridge from the ADP Group and the Third Party Service Providers to Broadridge or its own third party service providers.

2.2 Terms of the Service Schedules; Fees & Costs.

(a) ADP shall provide, and shall cause any Third Party Service Providers to provide, the Services with at least the same level of service and degree of quality as provided by ADP to the Broadridge Business prior to the Distribution Date.

(b) Each Service Schedule shall, in addition to the Services to be delivered by ADP, set forth the fees to be paid by Broadridge for such Services (collectively, the

“Fees”). If not set forth in any Service Schedule, the Parties agree that the Fees for each of the Services are intended to be equal to ADP’s applicable allocated costs to the Broadridge Business prior to the Distribution, except to the extent that legal counsel with respect to any applicable country other than the United States (including, without limitation, India) has advised that a different fee for the Services is required or is more appropriate under the applicable Law of such other country.

(c) Not more than thirty (30) days following the end of each calendar month during the Term, ADP (directly or through one or more of its Affiliates) shall issue a monthly invoice to Broadridge, setting forth the Fees (itemized by Service) and any applicable taxes payable by Broadridge for such calendar month.

(d) Except as otherwise provided herein or in the applicable Service Schedules, the aggregate Fees under the Service Schedules shall be paid in full by Broadridge within thirty (30) days following receipt of an invoice from ADP, unless Broadridge in good faith disputes the amount of Fees contained in any such invoice, as provided in Section 2.2(e) below.

(e) If Broadridge, in good faith, disputes any Fees, it shall promptly submit to ADP written notice of such dispute and may withhold from its payment of the relevant invoice only such disputed amounts (except for applicable taxes).

(f) Broadridge understands that prior to the date of this Agreement, ADP may have contracted with Affiliates or Third Party Service Providers to provide services in connection with all or any portion of the Services. ADP may subcontract with its present and future Affiliates or Third Party Service Providers to provide the Services (and may increase the scope of such engagement of Affiliates or Third Party Service Providers).

(g) ADP shall promptly correct any errors or omissions in any of the Services that it has provided to Broadridge hereunder.

2.3 Services Management.

(a) Broadridge and ADP have established transition teams to lead and coordinate the Transition.

(b) Broadridge and ADP shall support the activities of their respective transition teams with the intent of enabling the completion of the Transition as soon as practicable.

ARTICLE III

TERM AND TERMINATION

3.1 Term and Service Terms. (a) The term of this Agreement shall commence on the Distribution Date and end on the first (1st) anniversary thereof, unless earlier terminated in accordance with Section 3.2 below (the “Term”). If the Parties agree (or if required by applicable Law), the Service Schedules will set forth any shorter periods for which particular Services will be provided.

(b) During the Term, each of ADP and Broadridge shall continue to use their respective commercially reasonable efforts to timely complete the Transition.

3.2 Termination by Broadridge or ADP. This Agreement or any Service provided hereunder in accordance with a Service Schedule, as applicable, may be terminated as follows:

(a) except as otherwise provided by Law, by either Broadridge or ADP at any time upon written notice to the other Party, if (i) the other Party is adjudicated as bankrupt, (ii) any insolvency, bankruptcy or reorganization proceeding is commenced by the other Party under any insolvency, bankruptcy or reorganization act, (iii) any action is taken by others against the other Party under any insolvency, bankruptcy or reorganization act and such Party fails to have such proceeding stayed or vacated within ninety (90) days or (iv) if the other Party makes an assignment for the benefit of creditors, or a receiver is appointed for the other Party which is not discharged within thirty (30) days after the appointment of the receiver;

(b) by ADP at any time upon written notice to Broadridge, if Broadridge fails to pay the amount of any undisputed Fees in accordance with Section 2.2 hereof and such failure is not cured within fifteen (15) Business Days after written notice from ADP or its applicable Affiliate; or

(c) by Broadridge at the end of any calendar month, with respect to any or all of the Services hereunder; provided, that Broadridge shall give ADP not less than fifteen (15) days prior written notice specifying the date that such termination is to be effective (or such shorter notice as may be agreed upon by Broadridge and ADP); provided further that Broadridge will not delay termination of those particular Services for which the Transition has been completed.

3.3 Effect of Termination. In the event this Agreement is validly terminated as provided herein, each of the Parties shall be relieved of its duties and obligations arising hereunder after the date of such termination, provided, however, that (i) the provisions set forth in Articles IV, V and VI hereof shall survive any termination of this Agreement and (ii) such termination in and of itself shall not relieve a Party of liability for a breach prior to the date of such termination. For the avoidance of doubt, in the event of any termination of one or more Services, the Fees applicable to such Services, in accordance with Section 2.2 above, shall no longer be charged or due after the effective date of such termination and in the event of a material reduction by Broadridge of the amount of the Services it elects to continue to receive, the Fees applicable to such Services shall be appropriately reduced thereafter if costs to ADP are correspondingly reduced as a result of such reduction.

ARTICLE IV

CONFIDENTIALITY

4.1 General. Each Party acknowledges (i) that such Party has in its possession and, in connection with this Agreement and the Ancillary Agreements such Party will receive, Information of the other Party that is not available to the general public, and (ii) that such Information may constitute, contain or include material non-public Information of the other Party. Subject to Section 4.3 below, as of the Distribution Date, ADP, on behalf of itself, the ADP Group and each of its Affiliates, and Broadridge, on behalf of itself and each of its Affiliates, agrees to hold, and to cause its and their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that such Party applies to its own confidential and proprietary Information pursuant to its applicable policies and procedures in effect as of the Distribution Date, all Information concerning the other Party (or its Business) and such other Party’s Affiliates (or their respective businesses) that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Party or the other Party’s Affiliates or their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives at any time pursuant to or in connection with this Agreement and the Ancillary Agreements, and will not use such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information:

(A) is or becomes available to the general public, other than as a result of a disclosure by such Party or its Affiliates or any of their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives in breach of this Agreement;

(B) was available to such Party or its Affiliates, or becomes available to such Party or its Affiliates, on a non-confidential basis from a source other than the other Party, provided, that, the source of such Information was not bound by a confidentiality obligation with respect to such Information, or otherwise prohibited from transmitting the Information to such Party or its Affiliates by a contractual, legal or fiduciary obligation; or

(C) is independently generated by such Party without use of or reference to any proprietary or confidential Information of the other Party.

4.2 No Disclosure, Compliance with Law, Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any Information with respect to the other Party to any other Person, except its and its Affiliates’ respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders and other advisors and representatives who need to know such Information in connection with this Agreement or the Ancillary Agreements or for valid business reasons relating thereto, and except in compliance with Section 4.3 below. Each Party shall advise its and its Affiliates’ respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders and other advisors and representatives who have been provided with such Information of such Party’s confidentiality obligations hereunder and that such Information may constitute, contain or include material non-public Information of the other Party. Each Party shall, and shall cause its and its Affiliates’ respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders and other advisors and representatives who have been provided with such Information to use such Information only in accordance with (i) the terms of this Agreement or the Ancillary Agreements and (ii) applicable Law (including federal and state securities Laws). Each Party shall promptly, after receiving a written request of the other Party, return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), as directed by the other Party; provided, however, that in no event shall either Party be required to destroy any hardware that includes Information if such Information is only accessible to highly skilled computer experts and cannot otherwise be deleted or destroyed without undue cost or effort (provided that such Information will remain subject to the confidentiality protection provisions herein).

4.3 Protective Arrangements. Notwithstanding anything herein to the contrary, in the event that either Party or any of its directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders and other advisors and representatives either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules or regulations of a Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall, if possible, notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the other Party in seeking any reasonable protective arrangements requested by such other Party. In the event that a protective arrangement is not obtained, the Party that received such request (i) may thereafter disclose or provide such Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority, without liability therefor and (ii) shall exercise its commercially reasonable efforts to have confidential treatment accorded any such Information so furnished.

4.4 Survival. The obligations of confidentiality in this Article IV shall remain in effect during the Term and thereafter.

4.5 Ownership of Data. To the extent related to the Broadridge Business, Broadridge (or other applicable Service Recipient) shall own all right, title and interest in and to all data generated for Broadridge or such Service Recipient by ADP, its Affiliates and any Third Party Service Providers in providing the Services.

ARTICLE V

INDEMNIFICATION

5.1 Indemnification for Third Party Claims. From and after the Distribution Date, ADP, on the one hand, and Broadridge, on the other hand (as applicable, an “Indemnifying Party”), shall indemnify the other Party (an “Indemnified Party”), the Indemnified Party’s Affiliates and their respective officers, directors and employees against and hold them harmless from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable fees for outside counsel, accountants and other outside consultants) suffered or incurred (collectively, “Losses”) as a result of a third party claim against the Indemnified Party if and to the extent any such Loss is attributable to the Indemnifying Party. For avoidance of doubt, this Article V applies solely to the specific matters and activities covered by this Agreement (and not to matters specifically covered by the Separation Agreement and the Ancillary Agreements).

5.2 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the ADP Group or the Broadridge Group of any claim, or of the commencement by any such Person of any Action, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 5.1 of this Agreement (collectively, a “Third Party Claim”), such Indemnified Party shall give such Indemnifying Party prompt written notice thereof and, in any event, within ten (10) days after such Indemnified Party received notice of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 5.2(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect (but is not required) to assume the defense of and defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 5.2(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. If, in such notice, the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense solely of such Indemnified Party.

(c) If, in such notice, an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 5.2(b), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

(d) The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to Section 5.2(b), and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article V shall be binding on the Indemnified Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, without the express prior consent of the Indemnified Party, the Indemnifying Party shall not have the right to admit culpability on behalf of the Indemnified Party and shall not compromise or settle a Third Party Claim unless the compromise or settlement includes, as a part thereof, an unconditional release of the Indemnified Party from liability with respect to such Third Party Claim and does not require the Indemnified Party to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy; provided, however, that if the Indemnified Party unreasonably withholds a consent required by this sentence to the terms of a compromise or settlement of a Third Party Claim proposed to the Indemnified Party by the Indemnifying Party, the Indemnifying Party’s obligation to indemnify the Indemnified Party for such Third Party Claim shall not exceed the total amount that had been proposed in such compromise or settlement offer plus the amount of all expenses incurred by the Indemnified Party with respect to such Third Party Claim through the date on which such consent was requested.

(e) In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(f) All amounts required to be paid pursuant to this Article V shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the Indemnified Party.

5.3 Limitation on Damages. IN NO EVENT SHALL EITHER PARTY AND/OR ITS AFFILIATES OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND RELATED TO THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, INCLUDING LOST PROFITS, LOSS OF DATA OR BUSINESS INTERRUPTION.

5.4 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE SEPARATION AGREEMENT OR ANY ANCILLARY AGREEMENT.

ARTICLE VI

MISCELLANEOUS

6.1 Cooperation. Each Party shall, and shall cause its Affiliates to, use good faith efforts to cooperate with the other Party in all matters relating to the provision and receipt of Services, including providing information and documentation sufficient for the other Party to provide the Services and making available, as reasonably requested by the other Party, timely decisions, approvals and acceptances in order that the other Party and its Affiliates may perform their respective obligations under this Agreement in a timely manner.

6.2 Negotiation. In the event that any dispute arises between the Parties that cannot be resolved, either Party shall have the right to refer the dispute for resolution to the executive in charge of the business area of the Party to which such dispute relates by delivering to the other Party a written notice of such referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, such executives of the Parties shall negotiate in good faith to resolve such dispute. In the event such executives of the Parties are unable to resolve such dispute within fifteen (15) business days after receipt of the Dispute Escalation Notice, either Party shall have the right to refer the dispute to the chief operating officers of the Parties, who shall negotiate in good faith to resolve such dispute. In the event that the chief operating officers of the Parties are unable to resolve such dispute within thirty (30) business days after the date of the Dispute Escalation Notice, either Party shall have the right to commence litigation in accordance with Section 6.3. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings shall be without prejudice to the legal position of a Party in any subsequent Action.

6.3 Consent to Jurisdiction; Forum; Service of Process; Waiver of Jury Trial.

(a) Subject to the prior exhaustion of the procedures set forth in Section 6.2, each of the Parties agrees that, notwithstanding anything herein, all Actions arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of New York, County of New York, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) any claim that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (B) venue is not proper in any of the aforesaid courts and (C) this Agreement or the subject matter hereof may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.4 or any other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 6.3(b), (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS HEREIN.

(c) The covenant of ADP to provide the Services is independent of Broadridge’s covenants under this Agreement and the Separation Agreement, and ADP, during any dispute or otherwise, shall continue to provide the Services to Broadridge and the other applicable Service Recipients so long as Broadridge is not in (i) material and ongoing breach of its obligations under Section 4.1 hereof for which breach Broadridge, after becoming aware of or receiving notice of such breach, has not promptly commenced and continued commercially reasonable efforts to remedy, or (ii) material breach of its payment obligations under this Agreement.

6.4 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

if to Broadridge or any member of the Broadridge Group, to:

Broadridge Financial Solutions, Inc.

2 Journal Square Plaza

Jersey City, New Jersey 07306

Attention: President and Chief Operating Officer

Facsimile: (201) 714-3298

with a copy to:

Broadridge Financial Solutions, Inc.

2 Journal Square Plaza

Jersey City, New Jersey 07306

Attention: General Counsel

Facsimile: (201) 714-3506

if to ADP or any member of the ADP Group, to:

Automatic Data Processing, Inc.

One ADP Boulevard

Roseland, NJ 07068-1728

Attention: President and Chief Operating Officer

Facsimile: (973) 974-3371

with a copy to:

Automatic Data Processing, Inc.

One ADP Boulevard

Roseland, NJ 07068-1728

Attention: General Counsel

Facsimile: (973) 974-3324

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

6.5 Entire Agreement. This Agreement, together with the Service Schedules hereto, the Separation Agreement and the Ancillary Agreements constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. This Agreement shall not apply to or supersede any of the terms of separate agreements relating to real property (including, without limitation, real property leases, subleases and facility sharing agreements) entered or being entered into between the Parties or their respective Affiliates in connection with the Distribution.

6.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Broadridge and ADP or, in the case of a waiver, by the Party waiving compliance. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

6.7 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

6.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not assignable by either Party without the prior written consent of the other Party; provided, that either Broadridge or ADP, as the case may be, may assign any of its rights under this Agreement to any of its respective Affiliates (it being understood that no such assignment shall effect a novation or otherwise relieve the assigning Party of any of its obligations hereunder nor in any way increase the obligations of the non-assigning Party under this Agreement); provided, further, that either Party may assign its rights and obligations under this Agreement in connection with a sale of all or substantially all of its business, whether by sale of assets, merger or otherwise.

6.9 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. Unless otherwise expressly provided, monetary amounts are in U.S. dollars.

6.10 Articles and Sections. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

6.11 Interpretation. The Parties acknowledge and agree that (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to each of the Parties, regardless of which Party was generally responsible for the preparation of this Agreement. Any statute, regulation, or other Law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other Law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns.

6.12 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

6.13 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties.

6.14 No Personal Liability. This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, representative or investor of either Party.

6.15 No Third Party Beneficiaries. Except as otherwise provided in Article V, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties.

6.16 Force Majeure. Neither Party shall be liable for any expense, loss or damage whatsoever arising out of any delay or failure in the performance of its obligations pursuant to this Agreement to the extent such delay or failure results from events beyond the reasonable control of that Party (“Force Majeure”), including acts of God, acts or regulations of any Governmental Body, war, riots, insurrection, terrorism or other hostilities, accident, fire, flood, strikes, lockouts, industrial disputes, pandemics or shortages of fuel; provided, that: (a) ADP gives Broadridge, as soon as reasonably practicable, written notice describing the occurrence, including, to the extent reasonably possible, a non-binding estimation of its expected duration and probable impact on the performance of its obligations hereunder, (b) the suspension of performance is of a scope and duration reasonably related to the Force Majeure and (c) ADP uses commercially reasonable efforts to mitigate the effects of the Force Majeure. Neither Party shall be entitled to terminate this Agreement due to a Force Majeure or any failure resulting from any such event.

6.17 Independent Contractors. Except as otherwise agreed in writing by the Parties, in the performance of the Services to be rendered hereunder, ADP and its Affiliates shall at all times act as independent contractors, and none is in any respect an agent, attorney, employee, representative, joint venturer or fiduciary of Broadridge, and Broadridge shall not declare or represent to any third party that ADP or any of its Affiliates is acting in any respect as agent, attorney, employee representative, joint venturer or fiduciary of the Service Recipients. Neither ADP or its Affiliates, on the one hand, nor Broadridge or its Affiliates, on the other, shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other in any way whatsoever.

6.18 Employees. Individuals employed by ADP or its Affiliates who provide Services pursuant to this Agreement shall in no respect be considered employees of Broadridge or any other applicable Service Recipients. ADP or one of its Affiliates shall act as the sole employer of the individuals it employs and shall not delegate any employment functions to the Service Recipients.

6.19 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Laws to carry out the intents and purposes of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Transition Services Agreement as of the date first above written.

AUTOMATIC DATA PROCESSING, INC.

By:
Name:
Title:

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:
Name:
Title: